Exhibit 4.2

Amended and restated Promissory Note

U.S. $1,600,000	January 17, 2019

The undersigned maker, Forward Industries Inc, a New York Corporation (“Borrower”) promises to pay to the order of Forward Industries (Asia-Pacific) Corporation (“Lender”), at 101, Building 13, Bishui Laintian,, New Century Villas, Dongguan City, Guandong Province, China, 523123, the principal sum of one million six hundred thousand Dollars (U.S. $1,600,000), together with interest accruing thereon from the date hereof at the rate and time hereinafter provided.

Interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the outstanding balance of principal evidenced by this Note shall accrue at a rate per annum (the “Applicable Interest Rate”) equal to eight percent (8%).

Interest only shall be due and payable on February 18, 2018, and on the 18th day (or 17th on the maturity date) of each month thereafter until January 17, 2019, at which time the entire principal and all accrued interest hereunder shall be immediately due and payable in full.

The failure of Borrower to pay to Lender promptly within five (5) days after written notice from Lender that amounts are due and payable under this Note shall constitute an event or default under this Note. At any time after the occurrence of any such event of default, the indebtedness evidenced by this Note and/or any note(s) or other obligation(s) which may be taken in renewal, extension, substitution or modification of all or any part of the indebtedness evidenced thereby and all other obligations of Borrower to Lender howsoever created and existing shall, at the option of the Lender in its sole discretion, immediately become due and payable without demand upon or notice to Borrower, and Lender shall be entitled to exercise all remedies as provided by law and/or equity.

Borrower hereby waives presentment for payment, demand, notice of dishonor and protest and agrees that (i) any collateral, lien or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released, all without notice to or further reservations of rights against Borrower, any endorser, surety or guarantor and all without in any way affecting or releasing the liability of Borrower, any endorser, surety or guarantor, and (ii) none of the terms or provisions hereof may be waived, altered, modified or amended except as Lender may consent thereto in writing.

Borrower hereby agrees to pay all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of Lender hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by Lender in connection with this Note. As used in this Note, the term “attorneys’ fees” shall mean reasonable charges and expenses for legal services rendered to or on behalf of Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

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In no event shall the rate of interest charged under this Note exceed the rate that may legally be charged to Borrower for obligations of this nature under the laws of the State of Florida, and any interest that may be paid in excess of the legal limit shall, at the option of Lender, be refunded to Borrower or shall be applied towards payment of the principal obligation under this Note.

If any installment of interest, principal or principal and interest shall become overdue for a period in excess of ten (10) days, in addition to such payment, a “late charge” in the amount of five percent (5%) of such overdue payment shall be paid by Borrower to Lender on demand for the purpose of defraying the expenses incident to handling such delinquent payments.

During the continuation of any default by Borrower in the payment of any installment of interest, principal or principal and interest under this Note, the interest rate provided herein shall be increased to a rate which shall be equal to the maximum rate of interest allowable under the laws of the State of Florida. Venue of any litigation arising in connection with this Note shall be in Palm Beach County, Florida.

To the extent that Lender receives any payment on account of any of Borrower’s obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower’s obligations.

Borrower agrees that this Note shall be deemed to have been made under and shall be governed by the laws of the State of Florida in all respects, including matters of construction, validity and performance. If any provisions of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, endorser, surety, guarantor, all other persons who are or may become liable for the payment hereof and their heirs, personal representatives, successors or assigns.

BORROWER AND LENDER (BY ACCEPTING THIS NOTE) HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BORROWER OR LENDER AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS NOTE OR OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE LOAN EVIDENCED BY THIS NOTE.

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FORWARD INDUSTRIES, INC. By:___________________________________ Name: Michael Matte Its: Chief Financial Officer

STATE OF _________________	)
) SS:
COUNTY OF ________________	)

The foregoing Promissory Note was acknowledged before me this _____ day of _______________, 20__, by ____________________, the _______________ of _______________

____________________________________, a ____________________, on behalf of the _______________, (    ) who is personally known to me OR (    ) who produced ____________________________________________________________ as identification.

____________________________________
Notary Signature

____________________________________
Print Notary Name

NOTARY PUBLIC
State of _______________ at Large

My Commission Expires:

Promissory Note Signature Page

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